UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

Of the Securities Exchange Act of 1934

September 15, 2020

Date of report (date of earliest event reported)

RocketFuel Blockchain, Inc.

(Exact Name of Registrant as Specified in Charter)

Nevada	Commission File No. 033-17773-NY	90-1188745
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3651 Lindell Road, Suite D565, Las Vegas, NV, 89103

(Address of Principal Executive Offices)

(424) 256-8560

(Registrant’s Telephone Number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of each exchange on which registered
None	None	None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.02 Unregistered Sale of Equity Securities.

On September 15, 2020, we issued a warrant to purchase 2,393,842 shares of our common stock to Peter M. Jensen. The Warrant is described below under Item 5.02 of this Form 8-K.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 15, 2020, we appointed Peter M. Jensen as our Chief Executive Officer. Gert Funk, our previous Chief Executive Officer, will remain the chairman of our board of directors. On September 15, 2020, Mr. Jensen was also appointed a member of our board of directors to fill the vacancy created by the previous resignation of a board member in 2018.

Mr. Jensen, age 55, is an experienced IT executive with extensive global experience within enterprise software. From 2019 to 2020 he was chief executive officer of Spanugo, a provider of security assurance applications, which was sold to IBM. From 2016 to 2017 he was chief executive officer of Presidiohealth, a provider of software and services to health care providers to manage the patient experience. From 2014 to 2016 he was chief executive officer of ParStream, which created the first analytics database for the Internet of Things (IoT); this company was acquired by CISCO in 2016. From 2011 to 2014 he was chief executive officer of Stopthehacker.com, a provider of website security and privacy services. Previously, he held sales and marketing positions with several other technology companies including Symantec, Oracle and VMWare. Mr. Jensen holds an MBA from the Copenhagen Business School.

Our Board has concluded that Mr. Jensen is an appropriate person to represent management on our Board of Directors given his position as our Chief Executive Officer, his professional credentials, and his experience as a chief executive officer in the technology industry.

Mr. Jensen’s employment agreement provides for a base salary of $7,500 per month, which will increase to $20,000 per month once we have received gross proceeds of at least $2,000,000 in subsequent equity round financings. He will also be entitled to a performance bonus of $25,000 per calendar quarter based on his achieving quarterly financial and business objectives and milestones to be determined by our board of directors.

Mr. Jensen also received a grant of options to purchase 2,393,842 shares of our common stock. The options will be issued under our 2018 Stock Incentive Plan (the “Plan”). The options will (i) be incentive stock options, (ii) have an exercise price equal to the fair market value per share of our common stock on September 15, 2020, as determined by an independent valuation by a qualified appraiser, (iii) have a term of 10 years, (iv) vest and become exercisable as to 1/48th of the shares subject to the options on the 15th day of each calendar month during the term of his employment agreement, commencing on October 15, 2020, (v) be subject to the exercise, forfeiture and termination provisions set forth in the Plan and (vi) otherwise be evidenced by and subject to the terms of our standard form of stock option agreement.

Upon our closing of an equity funding, in one or more rounds prior to April 30, 2021, resulting in aggregate gross proceeds to us of $2,000,000 or more, Mr. Jensen will receive warrants to purchase 265,982 shares of our common stock. The warrants will have a term of 10 years, be fully vested on the date of issuance, and have an exercise price equal to the weighted average price per share paid by the investors in such equity funding rounds.

Mr. Jensen’s employment agreement has a term of one year, and thereafter automatically renews on a month-to-month basis. If Mr. Jensen should voluntarily terminate his agreement, or if we terminate his agreement other than for cause (as defined in the Plan), then he will be entitled to 12 months of accelerated vesting of his stock options.

Item 7.01 Regulation FD Disclosure

A copy of a press release issued by the Company relating to Mr. Jensen is attached hereto as Exhibit 99.1 and is hereby incorporated.

Item 8.01 Other Events

On September 15, 2020, our board of directors amended the Plan to increase the number of shares available for grant from 2,000,000 to 4,000,000. The board also directed that the amendment be submitted to our stockholders for approval. Subsequent to the grant to Mr. Jensen described in Item 5.02 above, the Plan as amended will have 1,106,158 shares available for future grants.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

Exhibit
Number	Description

10.1	Executive Employment Agreement, dated as of September 15, 2020, between the registrant and Peter M. Jensen*
10.2	Amendment No. 1 to 2018 Stock Option Plan
99.1	Press Release dated September 15, 2020.

* Confidential portions of this exhibit have been redacted.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: September 21, 2020	RocketFuel Blockchain, Inc.

	By:	/s/ Bennett J. Yankowitz
Bennett J. Yankowitz
Chief Financial Officer